Exhibit 5.1
December 21, 2007
GTx, Inc.
3 N. Dunlap Street
Van Vleet Building
Memphis, TN 38163
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by GTx, Inc. (the “Company”) of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus covering the resale by the selling stockholder named therein of up to 1,285,347 shares of the common stock, $0.001 par value per share, of the Company (the “Shares”) issued pursuant to that certain Stock Purchase Agreement dated November 5, 2007 (the “Agreement”).
In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement.
Very truly yours,

Cooley Godward Kronish llp
/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650)
849-7400 WWW.COOLEY.COM